Exhibit 99.1

News Release

MiniMed Inc.	Medtronic, Inc.

Kevin Sayer Sr. VP and CFO 818-576-4839	Rachael Scherer Investor Relations 763-505-2694

Medical Research Group, Inc. Ron Lebel President 818-362-8084, ext. 3441	Jessica Stoltenberg Public Relations 763-505-3333

F O R     I M M E D I A T E     R E L E A S E

MEDTRONIC SIGNS AGREEMENT TO ACQUIRE
MINIMED AND MEDICAL RESEARCH GROUP

MEDTRONIC ACQUIRES GLOBAL LEADERSHIP IN DIABETES MANAGEMENT

      MINNEAPOLIS, May 30, 2001 — Medtronic, Inc. (NYSE:MDT), announced today that it has signed an agreement to acquire MiniMed Inc. (NASDAQ: MNMD), the world leader in the design, development, manufacture and marketing of advanced medical systems for the treatment of diabetes.

      In a separate but related transaction, Medtronic has agreed to acquire Medical Research Group, Inc. (MRG), a private corporation that designs and develops implantable technologies related to pumps and sensors used primarily for the treatment of diabetes. MiniMed is a shareholder of MRG.

      The agreements, valued at $3.7 billion, include a cash purchase price of $48 per share for MiniMed and approximately $420 million in cash and stock for MRG.

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      “The acquisition of MiniMed and MRG gives additional momentum to both our short- and long-term strategies for growth,” said Art Collins, chief executive officer of Medtronic. “MiniMed’s market leadership in diabetes management offers immediate opportunities for reaching an expanding market that includes more than 16 million people in the United States. In addition, we believe that MRG’s implantable glucose monitoring and insulin delivery systems fit Medtronic’s longer-term strategic objective of providing lifelong solutions for people with chronic diseases.”

      Terry Gregg, president and chief operating officer of MiniMed, noted, “Medtronic’s leadership in developing and marketing new medical technologies is well-known and will be of tremendous assistance as we provide medical device solutions to diabetes patients. We are confident that the combined synergies created by our expertise in diabetes and Medtronic’s advanced technologies and global distribution systems will allow us to offer an expanded, more sophisticated product line to the growing numbers of patients who need our products.”

      MiniMed, headquartered in Northridge, Calif., and founded in 1983 by entrepreneur Al Mann, is the world leader in insulin pump therapy products. The company, which develops and sells external pumps and related disposables for insulin delivery, as well as continuous glucose monitoring systems, employs approximately 1,600 people. Revenues have grown at 43 percent compounded annual growth rate, from $99.5 million in CY 1997 to $294 million in CY 2000. During the same period, income rose from $6.7 million to $43.2 million.

      MRG, in collaboration with MiniMed, is currently developing an implantable insulin pump and a fully implanted long-term glucose sensor. In combination, these implantable products would create a closed-loop, “artificial pancreas,” allowing for more efficient regulation of blood glucose levels and a decrease in the frequency and severity of diabetic complications.

      Diabetes is a complex, chronic disease divided into two types: Type 1, an autoimmune disease that accounts for 10 percent to 15 percent of the diabetes population, and Type 2, a metabolic disorder that is nearing epidemic proportions. Both types are characterized by the inability to regulate glucose levels in the body due to inadequate or inefficient production, secretion or utilization of insulin, a protein pancreatic hormone essential for the metabolism of glucose. Variability in blood glucose and insulin levels can cause debilitating and even fatal complications. Diabetes is the sixth leading cause of death by disease in the United States. Early

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diagnosis and aggressive treatment — including the timely delivery of insulin — can prevent complications and allow patients with diabetes to lead normal lives.

      Approximately 16 million Americans have diabetes, 4.6 million of whom are said to be “insulin-dependent,” meaning they must receive insulin through injections or via external or implantable pumps in order to regulate their blood glucose. According to the American Diabetes Association, each day more than 2,500 people are newly diagnosed with the illness. Direct medical costs of diabetes total $44 billion per year in the United States. When indirect expenditures (such as productivity losses) are included, the total financial cost of diabetes is estimated at $98 billion annually.

      The transactions are subject to customary conditions, including approval by shareholders and Hart-Scott-Rodino clearance. The companies expect to complete the transactions in 90 to 120 days.

      Medtronic will host a Webcast today, Wednesday, May 30, 2001, at 8:30 a.m. EDT (7:30 a.m. CDT) for shareholders, security analysts and the media, where the company will provide more detailed information about these transactions. The announcement will be Webcast simultaneously through the company’s Web site at www.medtronic.com/corporate/invest.html.

      Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com. MiniMed’s Internet address is www.minimed.com.

Prior to the consummation of any negotiated transaction involving Medtronic and MiniMed, MiniMed would expect to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement (when available) because it will contain important information about the companies and the proposed transaction. Investors and shareholders will be able to obtain copies of these documents (when available), along with other documents filed by the companies with the SEC, free of charge, through the Web site maintained by the SEC at http://www.sec.gov. Shareholders can also obtain, free of charge, copies of the proxy statement (when available) along with any documents MiniMed has filed with the SEC by contacting the MiniMed Investor Relations Department.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company’s Annual Report and on Form 10-K for the year ended April 30, 2000. Actual results may differ materially from anticipated results.

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